Exhibit 10.1

SPACE AND EQUIPMENT SUBLEASE

This SPACE AND EQUIPMENT SUBLEASE (this “Agreement”) is made effective as of April 1st, 2024 (the “Effective Date”), by and among QT Imaging Holdings, Inc., A Delaware corporation (the “Company”), and QT Imaging Center, a California sole proprietorship of John C. Klock, M.D. (the “Practice”). Company and Practice may be referred to herein individually, as a “Party” and collectively, as the “Parties.”

RECITALS

A. Company is a medical device company that has leases space from Hamilton Landing Novato LLC and also maintains certain medical equipment desired by the Practice;

B. Practice conducts a medical practice with an office in California, which provides medical services, including the performance of breast imaging using the QT Ultrasound Breast Scanner-1, to patients through duly licensed physicians and other clinical professionals, including technicians; and

C. Company desires to sublease said space and medical equipment to Practice and the Parties desire to accept such engagement, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties hereto, desiring to become legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	Space and Equipment.

Company shall provide to Practice the full-time, exclusive use of the location(s) (the “Subleased Space”) set forth on Exhibit A and provide certain equipment necessary for Practice’s operations on a full-time, exclusive basis (“Subleased Equipment”) as set forth on Exhibit B. Personal property of the practice personnel and all furniture, fixtures and equipment provided by the practice at the time the QT Imaging Center was constructed, as well as all subsequently acquired and to be acquired practice assets – including (but not limited to) electronic equipment, furniture, paintings, lamps, fixtures and equipment are not “subleased equipment”. Practice agrees to sublease the Subleased Space and Subleased Equipment on the same terms and conditions as set forth in the leases the Company entered into for such Subleased Space and Subleased Equipment, if any, as well as the terms and conditions set forth and agreed to by the Parties in the MSA. In consideration of the Rent (defined below) to be remitted by Practice, Company shall provide within the Subleased Space. Company’s equipment and furnishings shall not be removed from the Subleased Space without the prior written approval of Company. Company shall provide janitorial services for the Subleased Space.

2.	Rent; Payment Terms.

2.1 Rent. During the Term, Practice will pay to Company a $5666 rental fee for the Subleased Space set forth on Exhibit A and for the Subleased Equipment as set forth on Exhibit B (collectively, the “Rent”).

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	1

2.2 Payment. The Rent is due on the first day of each month (“Rent Due Date”), beginning on the month of Effective Date, and shall be paid by Practice no later than 10 days after the Rent Due Date. The Rent shall be pro-rated for any partial month.

3.	Quiet Enjoyment.

As long as Practice is not in default hereunder beyond applicable notice and/or cure periods, Company covenants that Practice shall peaceably hold and enjoy the Subleased Space free from acts of Company or anyone claiming by, through or under Company, subject to the terms of this Agreement.

4.	Acceptance of Subleased Space/Subleased Equipment.

Practice accepts the Subleased Space and Subleased Equipment in the condition they are in as of the Effective Date and agrees to maintain the Subleased Space and Subleased Equipment in the same condition, order, and repair as they are at the commencement of the Term, excepting only reasonable wear and tear arising from the use thereof under this Agreement. Practice shall not make any alterations to the Subleased Space or Subleased Equipment without Company’s prior consent, which may be withheld in Company’s sole discretion. Practice shall not permit the Subleased Space or the property on which they are located to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Practice or claimed to have been furnished to Practice in connection with work of any character performed or claimed to have been performed on the Subleased Space by, or at the direction or sufferance of, Practice.

5.	No Further Sublease.

Practice shall not further sublease the Subleased Space or Subleased Equipment or otherwise assign this Agreement without Company’s prior written consent.

6.	Representations, Warranties, and Disclaimers.

The Practice represents and warrants that the Practice has selected the Subleased Space and Subleased Equipment, and acknowledges and agrees that IT IS ACQUIRING THE RIGHT TO USE THE SUBLEASED SPACE AND SUBLEASED EQUIPMENT “AS IS” AND “WHERE IS”, WITHOUT WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, AS IT RELATES TO THE SUBLEASED EQUIPMENT: (i) ITS DESIGN, PERFORMANCE, SPECIFICATIONS OR CONDITION; (ii) ITS MERCHANTABILITY; (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE; OR (iv) THE QUALITY OF ITS MATERIAL OR WORKMANSHIP OR ITS CONFORMITY TO THE MANUFACTURER’S SPECIFICATIONS. AS BETWEEN COMPANY AND THE PRACTICE, ALL SUCH RISKS SHALL BE BORNE BY THE PRACTICE. During the Term, the Practice may, at its sole expense, assert for Company’s account Company’s rights under any warranty on the Subleased Equipment, if any, and Company will cooperate with the Practice in doing so if the Practice indemnifies and holds Company harmless from and against all related claims, costs, losses and liabilities. Any warranty payment received, if any, shall be applied to restore the Subleased Equipment to the condition it should have been in when delivered to the Practice, ordinary wear and tear excepted. COMPANY SHALL NOT BE RESPONSIBLE TO THE PRACTICE OR ANY THIRD PARTY FOR ANY SPECIAL, DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY SORT (INCLUDING DAMAGES FOR PERSONAL INJURY, LOSS OF PROFITS OR LOSS OF USE) RELATING TO THE SUBLEASED EQUIPMENT OR ITS USE OR THE PRACTICE’S OBLIGATIONS OR PERFORMANCE UNDER THIS AGREEMENT.

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	2

7.	Taxes and Fees.

7.1 The Practice shall pay when due, and shall in all instances indemnify Company against, all sales, use, personal property, leasing, excise or other fees, taxes, charges or withholdings of any kind and however designated (including penalties and interest) imposed against Company, the Practice or the Subleased Equipment with respect to this Agreement, the Subleased Equipment (including its purchase, ownership, delivery, leasing, possession, use, return or other disposition) or any related fees, receipts or earnings.

7.2 If any piece of the Subleased Equipment is located in a jurisdiction that imposes any sales, use fee or similar tax, Practice shall remit such tax to the appropriate taxing authority in accordance with applicable law. The requirement to pay such taxes may only be waived if the Practice is exempt therefrom under applicable law. In such case, the Practice shall ensure that such exemption is properly documented in accordance with such laws and regulations and shall provide such documentation to Company at the inception of this Agreement for each piece of Equipment so exempt.

7.3 If any piece of Subleased Equipment is subject to personal property taxes, Company shall report all such pieces of Subleased Equipment to the proper taxing authorities. If Company receives any invoice from the taxing authorities for personal property taxes on any piece of Subleased Equipment, Company will forward such invoice to the Practice for payment. If Company elects to pay any such invoice directly, then Practice shall reimburse Company for all such taxes upon demand. If the Practice receives any such invoice and forwards such invoice to Company, the Practice shall promptly remit such taxes directly to the taxing authorities, maintain proof of payment, and provide proof of payment to Company upon remittance of such taxes (which in any case shall be no later than seven (7) calendar days before delinquency).

8.	Title; Location; Maintenance; Use; Identification and Liens; Personal Property.

8.1 Company retains legal title to the Subleased Equipment as security for all of the Practice’s existing and future obligations under this Agreement and under any other documents and agreements with Company, whether related to the Subleased Equipment or not, and the Practice hereby grants Company a security interest in all of the Subleased Equipment and any replacements, modification, attachments and additions thereto and proceeds thereof (including insurance proceeds) to secure all such obligations. The Practice hereby authorizes Company to file any financing statements (including continuation statements and amendments) necessary to perfect such security interest. Notwithstanding the foregoing, any Subleased Equipment that is subject to title and registration laws will at all times be titled and/or registered by the Practice in such a manner and jurisdiction(s) as Company or regulatory requirements direct. Upon the Practice’s compliance with Section 8.2 hereof, the Company will promptly notify the Practice in writing of any necessary or advisable re-titling and/or re-registration of any Equipment in a different jurisdiction.

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	3

8.2 The Practice shall use the Subleased Equipment only in its business and for business purposes at the Practice’s location and at the Practice’s own risk. The Practice shall not, without Company’s prior written consent, loan, sublet, remove from such location, part with possession of or otherwise dispose of any Subleased Equipment. Upon request, the Practice will advise Company as to the exact location of any Subleased Equipment.

8.3 The Practice shall comply with all applicable laws regarding the use and maintenance of the Subleased Equipment and any attachments or accessories thereto. The Practice shall, at its sole expense, maintain the Subleased Equipment in good repair, appearance and functional order and in compliance with any manufacturer’s and regulatory maintenance and performance standards, shall keep complete records and documents regarding its use, maintenance and repair, shall not use or permit the use of the Subleased Equipment in any unintended, injurious or unlawful manner, shall not permit use or operation of the Subleased Equipment by anyone other than the Practice’s qualified employees and shall not change or alter the Subleased Equipment without Company’s written consent. For purposes of clarity, if the Subleased Equipment requires any parts to repair the Subleased Equipment, Practice shall obtain all such parts, at Practice’s expense and Company shall, in good faith, assist Practice with making any necessary repairs to the Subleased Equipment. The Practice shall not create, cause or permit any kind of claim, levy, lien or legal process on the Subleased Equipment, and shall forthwith satisfy, remove and procure the release thereof.

8.4 The Subleased Equipment is and always shall remain personal property, whether or not attached to real property and all rights of ownership interest as between Company and the Practice shall belong to Company. The Practice shall not cause or permit the Subleased Equipment to be used or located in such a manner that it might be deemed a fixture. The Practice shall, at its expense, place such identification on the Subleased Equipment, in a prominent and visible location, showing Company’s interest therein as Company reasonably requests and shall not allow any other name to be placed thereon that might be interpreted as a conflicting claim.

9.	Inspection.

Company shall have the right, upon prior written notice at reasonable hours, to enter on the Practice’s Subleased Space or elsewhere and inspect the Subleased Space and Subleased Equipment and any records and documents regarding its use, maintenance and repair. The Company representative shall be accompanied by a representative of the Practice during such inspection, which shall be done in a manner not to interfere with the Practice’s business.

10.	Insurance.

The Practice covenants and agrees that it shall maintain or cause to be maintained at all times and at its sole expense commercial general liability insurance (including product liability, public liability and property damage insurance) and all-risk property insurance acceptable to Company with respect to all Subleased Space and Subleased Equipment in commercially reasonable amounts. Each policy providing such insurance shall be on an occurrence basis, shall name Company as additional insured and/or loss payee, as applicable, shall provide that it may be altered or canceled by the insurer only after thirty (30) days’ prior written notice to Company, shall provide breach of warranty protection, provide that such coverage is “primary” and, if it is an umbrella or excess liability policy and shall provide full coverage in the amount of its maximum limit in the event of the failure or absence of primary coverage. The Practice shall deliver to Company: (i) satisfactory evidence of the existence of such insurance upon demand; and (ii) satisfactory evidence of its renewal or replacement at least thirty (30) days before its expiration or cancellation. Company shall have full power to collect insurance proceeds and, at its option, apply them to any of the

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	4

Practice’s obligations, whether or not matured, or to Subleased Space or Subleased Equipment repair or replacement, and to retain any excess as security for the Practice’s obligations under this Agreement. The Practice grants Company power of attorney to sign, endorse or negotiate for Company’s benefit any instrument representing proceeds of any required insurance and Company will also have the right to compromise or settle any dispute with the insurance Company. If the Practice fails to maintain required insurance, Company may obtain such insurance as Company deems necessary, and the Practice shall reimburse Company upon demand for all premiums therefor.

11.	Term and Termination.

11.1 Term. Subject to earlier termination as set forth in this Section 11, the initial term of this Agreement shall commence as of the Effective Date and continue for a period of one (1) year (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term” and collectively “Renewal Terms”), unless earlier terminated in accordance with this Section 11 hereof. The Initial Term and any Renewal Terms shall be collectively referred to herein as the “Term.” Notwithstanding the above, this Agreement shall automatically terminate if the Services Agreement between the Parties is terminated for any or no reason, expires, or it not renewed. This Agreement may be terminated at any time upon the mutual consent of the Parties; provided, however, if this Agreement is terminated with or without cause prior to the first anniversary after the Effective Date, the Parties may not enter into a new lease arrangement for the same space or same equipment until after the first anniversary of the Effective Date.

11.2 Termination for Material Breach. Company or Practice may terminate this Agreement upon the other Party’s breach of a material provision of this Agreement, if the breaching Party fails to cure such breach within thirty (30) days following receipt of written notice thereof from the non- breaching Party, or fails to commence to cure such breach within such thirty (30) day period and diligently pursue such cure to completion.

11.3 Effect of Termination. Upon termination of this Agreement, Company shall be entitled to receive all Rent accrued but unpaid as of the date of termination and shall return the Subleased Equipment and Subleased Space to Company in the same condition as they were received, subject to reasonable wear and tear. Further, any termination under this Section 11 shall not affect the Parties’ confidentiality and other obligations which by their terms survive termination of this Agreement.

12.	Non-Disclosure of Confidential Information.

12.1 Confidentiality. Each Party covenants and agrees that it shall not, and shall cause its respective affiliates, employees, representatives and agents (collectively, “Representatives”), to not, directly or indirectly, disclose or use any other Party’s Confidential Information (as defined below) during the Term of this Agreement, or at any time thereafter, except as authorized by such other Party pursuant to this Agreement or as otherwise required by law. All Confidential Information is and shall remain the exclusive property of the disclosing Party upon the termination of this Agreement for any reason, and any such Confidential Information in the possession of any other Party or its respective Representatives, or to which any of the foregoing otherwise has access, shall be immediately returned to the disclosing Party. Each receiving Party and its Representatives shall not retain a copy of any other Party’s Confidential Information. Should a Party or its Representatives be required by law to disclose any such Confidential Information, it shall immediately give notice of such required disclosure, and shall reasonably cooperate with the disclosing Party if the disclosing Party pursues a protective order or otherwise takes action to protect the confidentiality of such information. Any breach of this provision is a material breach of this Agreement.

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	5

12.2 Confidential Information. As used herein, “Confidential Information” means any and all confidential and proprietary information of Company or Practice, including, without limitation, methods of operation and information used in providing professional vascular or other medical services, including, without limitation, protocols, accounting records, patient records, sources of supply, organization details, personnel information, list of contracting entities, forms used in the business, fees charged for services, billing information, terms of contracts with third party payors, trade secrets, financial information, employee compensation, marketing plans, and other information concerning the business, operations or affairs of Company or Practice, their respective manner of operation, plans, proceeds or other data of any kind, nature or description, all of which information is proprietary and is and shall remain private and confidential.

12.3 Additional Provisions. Should any of the provisions set forth in this Section 12, for any reason whatsoever, be deemed to be unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions shall not thereby be adversely affected and all provisions or portions thereof, shall be enforced to the fullest extent allowed by law. The Parties agree that because the remedy at law for a violation of the covenants contained in this Section 12 is inadequate, each of Practice and Company shall, on notice to the other Party and upon a prima facie showing of threatened or actual breach of the covenants contained in this Section 12, be entitled to request and obtain injunctive relief in addition to any other remedies available to Practice and Company (as applicable) for any such breach or threatened breach. A breach of this Agreement by a Party shall not be asserted by any other Party or its respective Representatives as a defense to the enforcement of the covenants set forth in this Section 12. Each Party has had the opportunity to have this Agreement reviewed by an attorney independently chosen by such Party.

13.	Miscellaneous.

13.1 Indemnification.

(a) Subleased Equipment. The Practice shall indemnify and hold harmless Company and its assignees and their respective agents and employees from and against all claims, liabilities (including strict tort and strict products liability), losses, actions and expenses (including court costs and attorneys’ fees and expenses) relating to or arising out of (i) the Subleased Equipment or any part thereof, or its construction, purchase, delivery, installation, ownership, leasing, use, maintenance, repair, replacement, operation, return or condition (whether defects are latent or discoverable), (ii) the Practice’s use and/or operation of the Subleased Equipment, (iii) the Practice’s failure to accept the Subleased Equipment “as is,” or (iv) any actual or alleged patent, trademark or copyright infringement or act or omission of the Practice, its agents or employees. The Practice shall give Company prompt written notice of any claim or liability indemnified against Company.

(b) Subleased Space. Practice agrees to hold harmless and indemnify Company from any and all claims, damages and liability resulting from injury to any person or damage to property arising out of any act or failure to act on the part of Practice under the terms of this Agreement or the provision of services within the Subleased Space. Company agrees to hold harmless and indemnify Practice from any and all claims, damages and liability resulting from injury to any person or damage to property arising out of any act or failure to act on the part of Company under the terms of this Agreement. All personal property

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	6

placed or moved in the Subleased Space shall be at the risk of Practice or owner thereof, and Company shall not be liable for any damage to said personal property. Company shall not be liable to Tenant, or its guests, invitees, employees, for any property damage or personal injury thereto, however arising, except to the extent caused by any willful act of Company.

(c) The provisions of this Section 13.1 will survive any termination or expiration of this Agreement.

14.2 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (i) hand delivered, (ii) sent by certified or registered mail, return receipt requested and proper postage prepaid, or (iii) sent by a nationally recognized courier service, in each case to the address and to the attention of the person (by name or title) set forth on, or to such other address and to the attention of such other person as a Party may designate by written notice to the other Party:

If to Company:

QT Imaging Holdings, Inc.

3 Hamilton Landing, Suite 160

Novato, CA 94949

Attn: Dr. Raluca Dinu

with a mandatory copy (which shall not constitute effective notice) to:

DLA Piper LLP

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attn: Jeffrey Selman

If to Practice:

QT Imaging Center

3 Hamilton Landing, Suite 180

Novato, CA 94949

Attn: John C. Klock, M.D.

14.3 Relationship of Parties. It is expressly understood and agreed that Company and Practice will at all times act as an independent contractors, and nothing contained in this Agreement will be construed to create an employer/employment relationship, joint venture, partnership, association, or other like relationship among the Parties.

14.4 Assignment; Binding Effect. Neither of the Parties may assign its respective rights and duties under this Agreement without the prior written consent of the other Party, and any assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Company may assign this Agreement, in whole or in part, without the other Party’s prior written consent to any successor in interest or third party that acquires all or substantially all of the Company’s assets. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	7

14.5 Authority. Each Party represents and warrants to the other Party that it has the capacity to enter into this Agreement; that this Agreement is a valid and binding agreement enforceable against such Party; and that the execution of this Agreement and performance its duties hereunder does not violate or conflict with any court order, governmental order, agreement, instrument or commitment by which such Party is otherwise bound.

14.6 Compliance with Laws. Each Party warrants and represents that it shall comply with all applicable laws, ordinances, rules, regulations and orders of all governmental authorities and any other public or quasi-public authority having jurisdiction over such Party, the Subleased Space and/or the Subleased Equipment. Additionally:

(a) Healthcare Regulatory Matters.

(i) The Rent hereunder has been determined by the Parties to equal the fair market value of the Subleased Space and Subleased Equipment furnished by Company to Practice, without taking into account the proximity of the Parties or the Subleased Space to any source of referrals, or the volume or value of any referrals of business from Company to Practice (which, for purposes of this Section includes members of its medical staff and affiliated practitioners), or from Practice to Company. The Subleased Space and Subleased Equipment do not exceed that which is reasonable and necessary for the legitimate business purposes of Practice. The Rent payable hereunder has been determined by the Parties through good faith and arm’s length bargaining, and has been determined by the Parties to constitute the fair market value of the Subleased Space and Subleased Equipment furnished by Company to Practice, and does not take into account any source of referrals or the volume or value of any patient referrals between the Parties (or their affiliates) that is reimbursed by any governmental or other third party payor. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by any Party or its affiliates to any other Party or its affiliates, for the purchase, lease or ordering, or arranging for the purchase, lease or ordering of any item or service covered by any governmental, third party payor, or any patient. The Parties understand and agree that nothing in this Agreement is intended or shall be construed to require or encourage Company to refer patients for services to Practice. In addition, the Rent does not include any discount, rebate, kickback, or other reduction in charge. This Agreement is intended and shall be construed to comply with (A) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, and its applicable safe harbors, (B) the federal Stark Law, 42 U.S.C. § 1395nn, and its applicable exceptions, to the extent applicable; and (C) any similar state laws.

(ii) Notwithstanding any other provision of this Agreement, if the governmental agencies that administer the Medicare, Medicaid or other federally funded programs, or any other federal, state or local governmental or non-governmental agency, or any court or administrative tribunal passes or promulgates any law, rule, regulation, standard, interpretation, order, decision or judgment including, without limitation, those relating to any applicable federal or state anti-kickback or self-referral statutes, which, in the good faith judgment of Company or Practice’s experienced healthcare counsel, materially and adversely affects Company’s ability to provide non-clinical administrative and management services or Practice’s licensure, accreditation, certification or ability to refer, to accept any referral, to bill, to claim, to present a bill or claim for reimbursement, or a risk of prosecution or civil monetary penalty (collectively and individually, an “Adverse Result”), Company and Practice shall each have the right, in good faith, to notify the other Party of the notifying Party’s intent to either amend or

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	8

terminate this Agreement upon thirty (30) days’ prior written notice. During said thirty (30) day period, the Parties shall negotiate in good faith to amend this Agreement to eliminate the Adverse Result. In the event that the Parties are unable to renegotiate the Agreement to eliminate such Adverse Result, this Agreement shall terminate upon the expiration of said thirty (30) day period or sooner if in connection with the termination, expiration, or non-renewal of the Services Agreement.

(b) Federal Health Care Program Exclusion/Debarment. At all times during the Term of this Agreement, each Party represents, warrants and covenants that neither it nor any of its owners or employees (as applicable) has been or shall be suspended, debarred or excluded from participating in the Medicare or Medicaid programs, or any other federal or state health care program (each, a “Government Program”). If any Party or its owners or employees (as applicable) is suspended, debarred or excluded from participating in any such program, such Party shall promptly notify the other Party, and the other Party may terminate this Agreement unless the adversely affected owner or employee (as applicable) is immediately removed and terminated by the applicable Party.

14.7 Further Assurances. Each Party agrees that, following the Effective Date, said Party will execute and deliver such further instruments and take such other actions as may be reasonably requested by the other Parties to carry out the purposes and intent of this Agreement and the transactions contemplated hereby.

14.8 Waiver. Any waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision hereof and shall not be effective at any time unless in writing and signed by the Parties. A waiver of any of the terms and conditions hereto shall not be construed as a general waiver, and such waiving Party shall be free to reinstate any such term or condition, with or without notice to the other Party.

14.9 No Broker. Each Party warrants and represents that no broker was involved in negotiating or consummating this Agreement and each Party agrees to indemnify and hold harmless the other from and against all claims for brokerage commissions arising out of any communications or negotiations had by it with regard to the Subleased Space and Subleased Equipment.

14.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, entity, company, partnership, limited liability company or other unincorporated association other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

14.11 Entire Agreement; Amendment. This Agreement, together with any exhibits and attachments, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements between the Parties hereto, whether oral or written, with respect to such subject matter. This Agreement may be amended or modified only in a written instrument signed by the Parties hereto.

14.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts-of-law principles that would require the application of any other law.

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	9

14.13 Venue; Waiver of Jury Trial. Each of the Parties hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of California for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action or proceeding relating thereto except in such courts); (ii) waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and (iii) waives any and all right to trial by jury in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

14.14 Construction. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

14.15 Severability. In the event that a court of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to Parties or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each Party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

14.16 Headings; Terms. Captions, titles and headings to Articles, Sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person(s) or entity(ies) may in the context require.

14.17 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Any Party may deliver an executed copy hereof by facsimile or electronic transmission to the other Parties, and any such delivery shall have the same force and effect as delivery of a manually signed copy of this Agreement.

[Signature page follows]

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	10

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date first above written.

Company:

QT IMAGING HOLDINGS, INC.

By:	/s/ Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	CEO

Practice:

QT IMAGING CENTER

By:	/s/ John C. Klock
Name:	John C. Klock, M.D.
Title:	Sole Proprietor

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	11

EXHIBIT A

SUBLEASED SPACE

Three Hamilton Landing, Suite 180 Novato, CA 94949, 1438 sq ft. plus 315 SF common area

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	12

EXHIBIT B

SUBLEASED EQUIPMENT

1.	QT Ultrasound Breast Scanner-Model 1000A

2.	QT Imaging Viewer Workstation

3.	Computer workstations, laptops and other equipment labeled with QT Imaging Property Tags

www.QTImaging.com Three Hamilton Landing, Suite 160, Novato, CA 94949	13